Exhibit 10.53

LOAN AGREEMENT

March 22, 2004

This Loan Agreement (“Agreement”) is entered into as of March 22, 2004 between Star Scientific, Inc. a Delaware corporation with a place of business at 801 Liberty Way, Chester, Virginia, 23836 and Jonnie R. Williams, Sr., Chief Executive Officer (“CEO”) of Star Scientific, Inc. with a home address at 1 Starwood Lane, Manakin-Sabat, Virginia, 23103.

The parties agree as follows:

1. ADVANCES AND TERMS OF PAYMENT.

1.1 Revolving Advances.

In his role as CEO, Williams, in his sole discretion, and based upon the need of Star Scientific, Inc. (the “Company”), will individually make advances (the “Revolving Advances”) to the Company in such amount necessary to meet the ongoing financial needs of the Company, with the understanding that the outstanding Revolving Advances will at no time exceed the sum of Ten Million Dollars ($10,000,000) (the “Revolving Advance Limit”).

1.2 Initial Advance.

Beginning in October 2003, Williams has advanced the Company various amounts up to a total of approximately Five Million Dollars ($5,000,000), of which Four Million Five-Hundred Thousand Dollars ($4,500,000.00) currently remains outstanding. For purposes of this Agreement, the initial advances will be determined in calculating interest pursuant to Section 1.3 below. Each subsequent advance after the date of this Agreement will be deemed to be made on the date that funds are transferred to one of the Company’s corporate bank accounts.

1.3 Interest.

Interest will be charged on the amount of the outstanding Revolving Advances and shall accrue at the applicable interest rate (as defined below), commencing on the date of each advance and continuing on any outstanding amount advanced to the Company. The term “Applicable Interest Rate” shall be at a rate of 8% per annum, computed on the basis of the number of revolving days elapsed from the date of the advance and a year of 365 days.

2. REPAYMENT OF OBLIGATIONS.

2.1 Repayment.

Williams agrees that he will not make any demand, nor have any right to payment of the revolving advances or interest prior to March 31, 2005. Thereafter, advances under this Agreement and accrued interest shall be payable at such time that the Company has sufficient funds to make repayment on advances previously made to the Company, subject to any repayment restrictions in other agreements entered into by the Company. The decision as to repayment of advances shall be in the sole discretion of the Company’s CEO, based upon his determination of the Company’s needs and financial resources. Any repayments shall be applied on a first-in-first-out basis with respect to the Revolving Advances, with the payments being applied to the earliest outstanding advances first.

3. TERM OF AGREEMENT.

3.1 Term.

This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect for a term ending at the earlier of (1) one year from the date of this Agreement or (2) the date on which the Company’s Board of Directors determines that the Company has returned to profitability and no longer needs to obtain advances from Mr. Williams, with the understanding that the repayment of advances and interest shall occur no earlier than March 31, 2005.

4. CONVERSION OF DEBT TO EQUITY.

4.1 Conversion.

To the extent permitted by law, the Company’s Board of Directors may, in its sole discretion, from time-to-time determine to convert all or a portion of the revolving advances and accrued interest to common stock of Star Scientific, Inc. If the Board of Directors elects to convert all or a portion of the outstanding amount, the conversion price will be the closing price of the Company’s stock on the trading day immediately before the Board votes to elect to convert all or a portion of the outstanding amount. The Board will promptly notify Mr. Williams of an election to convert debt to equity and promptly cause the Company to issue new shares to Mr. Williams equal to conversion price, with the understanding that any partial share that would result from the conversion calculation shall be rounded up to a whole share of the Company’s stock.

5. MISCELLANEOUS PROVISIONS.

5.1 Notices.

Any notice required to be provided hereunder shall be in writing and personally delivered or sent by registered or certified mail postage prepaid, return receipt requested to the Company or Williams, as the case may be, at the addresses set forth below.

5.2 Choice of Law and Venue.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia without giving effect to its conflicts of law principles. All actions or proceedings arising in connection with this Agreement shall be tried and litigated in the courts located in the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered at the Company’s place of business in Chester, Virginia.

STAR SCIENTIFIC, INC.

/s/ PAUL L. PERITO
Witness:	By:	Paul L. Perito
Chairman, President & COO
7475 Wisconsin Avenue
Suite 850
Bethesda, MD 20814

/s/ JONNIE R. WILLIAMS, SR.
Witness:	By:	Jonnie R. Williams, Sr.
1 Starwood Lane
Manakin-Sabat, VA 23103

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